Exhibit 3.1

CERTIFICATE OF AMENDMENT

STATE of DELAWARE
CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION
of A.G. VOLNEY CENTER, INC.

A.G. VOLNEY CENTER, INC. (the “Corporation”) a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”) does hereby certify:

FIRST:                      That the Board of Directors of the Corporation, by the unanimous written consent of its Directors, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article 4 of the Certificate of Incorporation, so that, as amended, said Article shall be and read as follows:

FOURTH

Effective June9, 2008:

Article Fourth of the Corporation’s Articles of Incorporation, which sets forth the number and par value of the Corporation’s authorized capital stock, is to be amended as follows:

The aggregate number of shares that the Corporation shall have the authority to issue is 110,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares are Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

SECOND:                 That in lieu of a meeting and vote of the stockholders of the Corporation, a majority of the holders of the Corporation’s Common Stock have given their written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendment has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD:                      That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH:                  That the capital of said Corporation shall not be reduced under or by reason of said amendment.

FIFTH:                       That other than the matters set forth herein, all of the remaining terms and conditions of the Corporation’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 16th day of May, 2008.

A.G. Volney Center, Inc.

By:  /s/ David F. Stever
David F. Stever
President